Prospectus Supplement to Prospectus Supplement dated February 25, 2003 (to Prospectus dated February 25, 2003)

$261,217,000 (APPROXIMATE)

SALOMON MORTGAGE LOAN TRUST, SERIES 2003-CB1
C-BASS MORTGAGE LOAN ASSET-BACKED CERTIFICATES

SALOMON BROTHERS MORTGAGE SECURITIES VII, INC.
DEPOSITOR

LITTON LOAN SERVICING LP
SERVICER

The modeling assumptions on pages S-63 and S-64 should include the following:

o the Class AV-1 Principal Distribution Amount does not exceed the Group I Principal Distribution Amount on any distribution date and the Class AF/AV-2 Principal Distribution Amount does not exceed the Group II Principal Distribution Amount on any distribution date;

o on any distribution date on or after the Stepdown Date and on which a Trigger Event is not in effect, if the Certificate Principal Balance of the Class AV-1 Certificates is greater than 67.00% of the principal balance of the Group I Mortgage Loans as of the last day of the related Collection Period but the aggregate Certificate Principal Balance of the Class AF Certificates and the Class AV-2 Certificates is less than 67.00% of the principal balance of the Group II Mortgage Loans as of the last day of the related Collection Period, the Group II Principal Distribution Amount is reduced by the entire amount of any Overcollateralization Release Amount rather than the Group II Allocation Percentage of the Overcollateralization Release Amount, up to the point where the aggregate Certificate Principal Balance of the Class AF Certificates and the Class AV-2 Certificates following the application of the Group II Principal Distribution Amount is equal to 67.00% of the principal balance of the Group II Mortgage Loans as of the last day of the related Collection Period and the Group I Principal Distribution Amount is reduced by the difference between the Overcollateralization Release Amount and the portion of the Overcollateralization Release Amount described above; and

o on any distribution date on or after the Stepdown Date and on which a Trigger Event is not in effect, if the aggregate Certificate Principal Balance of the Class AF Certificates and the Class AV-2 Certificates is greater than 67.00% of the principal balance of the Group II Mortgage Loans as of the last day of the related Collection Period but the Certificate Principal Balance of the Class AV-1 Certificates is less than 67.00% of the principal balance of the Group I Mortgage Loans as of the last day of the related Collection Period, the Group I Principal Distribution Amount is reduced by the entire amount of any Overcollateralization Release Amount rather than the Group I Allocation Percentage of the Overcollateralization Release Amount, up to the point where the Certificate Principal Balance of the Class AV-1 Certificates following the application of the Group I Principal Distribution Amount is equal to 67.00% of the principal balance of the Group I Mortgage Loans as of the last day of the related Collection Period and the Group II Principal Distribution Amount is reduced by the difference between the Overcollateralization Release Amount and the portion of the Overcollateralization Release Amount described above.


UNTIL 90 DAYS AFTER THE DATE OF THIS PROSPECTUS SUPPLEMENT, ALL DEALERS EFFECTING TRANSACTIONS IN THE CERTIFICATES OFFERED HEREBY, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS SUPPLEMENT AND THE PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS SUPPLEMENT AND PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                            SALOMON SMITH BARNEY
BLAYLOCK PARTNERS, L.P.                                           JPMORGAN

             The date of this prospectus supplement is April 9, 2003